EX-28.h.iii

FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT

FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT, made as of the 1st day of August, 2024, between Dimensional ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of certain portfolios of the Trust, as identified below (each, an “ETF,” and together, the “ETFs”), and Dimensional Fund Advisors LP, a Delaware limited partnership (“Dimensional”).
WHEREAS, Dimensional has entered into an Investment Management Agreement with the Trust, on behalf of each ETF, pursuant to which Dimensional provides investment management services for the ETF, and for which Dimensional is compensated based on the average net assets of the ETF; and
WHEREAS, the Trust and Dimensional have determined that it is appropriate and in the best interests of each ETF and its shareholders to limit the expenses of the ETF;
NOW, THEREFORE, the parties hereto agree as follows:
1. Fee Waiver and Expense Assumption by Dimensional.
(a)
Dimensional agrees to waive all or a portion of its management fee and assume the ordinary operating expenses of each of the following ETFs (excluding the expenses that the ETF incurs indirectly through its investment in other investment companies) (“ETF Expenses”) to the extent necessary to limit the ETF Expenses of each ETF, on an annualized basis, to the following percentages of the average net assets of the ETF (the “Expense Limitation Amount”).

ETF	Expense Limitation Amount
Dimensional U.S. Core Equity 2 ETF	0.30%
Dimensional Core Fixed Income ETF	0.17%
Dimensional Short-Duration Fixed Income ETF	0.16%
Dimensional Inflation-Protected Securities ETF	0.11%
Dimensional National Municipal Bond ETF	0.17%
Dimensional US Marketwide Value ETF	0.24%
Dimensional US High Profitability ETF	0.22%
Dimensional US Real Estate ETF	0.19%
Dimensional US Small Cap Value ETF	0.31%
Dimensional International Core Equity 2 ETF	0.23%
Dimensional International Small Cap Value ETF	0.42%
Dimensional International Small Cap ETF	0.39%
Dimensional International High Profitability ETF	0.29%
Dimensional Emerging Markets High Profitability ETF	0.41%
Dimensional Emerging Markets Value ETF	0.43%
Dimensional Emerging Markets Core Equity 2 ETF	0.39%
Dimensional US Sustainability Core 1 ETF	0.18%
Dimensional International Sustainability Core 1 ETF	0.24%
Dimensional Emerging Markets Sustainability Core 1 ETF	0.41%
Dimensional Global Sustainability Fixed Income ETF	0.24%
Dimensional US Large Cap Value ETF	0.22%
Dimensional Global Real Estate ETF	0.22%

Dimensional California Municipal Bond ETF	0.19%
Dimensional US Large Cap Vector ETF	0.22%
Dimensional US Core Equity 1 ETF	0.14%
Dimensional Ultrashort Fixed Income ETF	0.15%
Dimensional Global ex US Core Fixed Income ETF	0.20%
Dimensional Global Credit ETF	0.20%
Dimensional Global Core Plus Fixed Income ETF	0.22%
(b)
Dimensional agrees to waive its management fee and assume the ordinary operating expenses of the Dimensional U.S. Equity ETF (excluding the expenses that the Dimensional U.S. Equity ETF incurs indirectly through investment in other investment companies) (“ETF Expenses”) to the extent necessary to reduce the expenses of the Dimensional U.S. Equity ETF when its total operating expenses exceed 0.22% of the average net assets of the Dimensional U.S. Equity ETF on an annualized basis (the “Expense Limitation Amount”).

(c)
Dimensional agrees to waive all or a portion of its management fee and to assume the expenses of the Dimensional World ex U.S. Core Equity 2 ETF (including the expenses that the Dimensional World ex U.S. Core Equity 2 ETF bears as a shareholder of other funds managed by Dimensional but excluding the expenses that the Dimensional World ex U.S. Core Equity 2 ETF incurs indirectly through investment of its securities lending cash collateral in The DFA Short Term Investment Fund and its investment in unaffiliated investment companies) (“ETF Expenses”) to the extent necessary to limit the ETF Expenses of the Dimensional World ex U.S. Core Equity 2 ETF, on an annualized basis, to 0.39% of the Dimensional World ex U.S. Core Equity 2 ETF’s average net assets (the “Expense Limitation Amount”).

(d)
Dimensional agrees to waive all or a portion of its management fee and assume the ordinary operating expenses of the Dimensional World Equity ETF (including the expenses incurred through its investment in other investment companies but excluding the expenses that the Dimensional World Equity ETF incurs through investment of its securities lending cash collateral in The DFA Short Term Investment Fund and unaffiliated money market funds) (“ETF Expenses”) to the extent necessary to limit the ETF Expenses of the Dimensional World Equity ETF, on an annualized basis, to 0.25% of the Dimensional World Equity ETF’s average net assets (the “Expense Limitation Amount”).

2.
Duty to Reimburse Dimensional.  If, at any time, the ETF Expenses are less than the Expense Limitation Amount for an ETF, the Trust, on behalf of the ETF, shall reimburse Dimensional for any fees previously waived and/or expenses previously assumed to the extent that such reimbursement will not cause the annualized ETF Expenses for the ETF to exceed the Expense Limitation Amount. There shall be no obligation of the Trust, on behalf of an ETF, to reimburse Dimensional for fees waived or expenses previously assumed by Dimensional more than thirty-six (36) months prior to the date of such reimbursement.

3.	Assignment. No assignment of this Agreement shall be made by Dimensional without the prior consent of the Trust.
4.	Duration and Termination. This Agreement shall begin on August 1, 2024, and shall continue in effect until February 28, 2025, and shall continue in effect from year to year thereafter, unless and until the Trust or Dimensional notifies the other party to the Agreement, at least thirty days (30) prior to the end of the one-year period for an ETF, of its intention to terminate the Agreement. This Agreement shall automatically terminate upon the termination of the Investment Management Agreement between Dimensional and the Trust, on behalf of such ETF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DIMENSIONAL ETF TRUST	DIMENSIONAL FUND ADVISORS LP

By: DIMENSIONAL HOLDINGS INC., General Partner

By: /s/ Ryan P. Buechner	By: /s/ Carolyn L. O
Name: Ryan P. Buechner	Name: Carolyn L. O
Title: Vice President	Title: Vice President

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